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EXHIBIT 99.1

PRESS RELEASE


             TELEX COMMUNICATIONS, INC. COMPLETES DEBT RESTRUCTURING

FOR IMMEDIATE RELEASE

     BURNSVILLE, MINNESOTA - WEDNESDAY, NOVEMBER 21, 2001 - Telex Communications, Inc. ("Telex") announced today that it has successfully completed its previously announced debt restructuring. Telex said that the lenders under its senior credit facility and the holders of its senior secured notes waived existing defaults under the senior credit facility and the senior secured notes and agreed to the modification of certain covenants. Telex issued $10 million of additional senior secured notes in connection with the restructuring. In addition, pursuant to Telex's exchange offer, the holders of at least $124,500,000 principal amount (or 99.6%) of the Telex 10-1/2% Senior Subordinated Notes (CUSIP No. 879569AD3), and holders of at least $99,950,000 principal amount (or 99.95%) of the Telex 11% Senior Subordinated Notes (CUSIP No. 269263AC3), tendered their notes in exchange for new 13% Senior Subordinated Discount Notes due 2006, having an aggregate deemed issue price of $56.25 million (subject to future accretion), and more than 99% of the equity securities of Telex.

     Edgar S. Woolard, Chairman of the Board of Directors of Telex, said "We are very pleased to announce the completion of our debt restructuring plan which will reduce our overall debt by $158,800,000 and substantially reduce our annual debt service obligations. This restructuring plan has received the over-whelming support of our creditors and will significantly improve the liquidity of Telex. As a result of this improved capitalization, Telex will continue as a strong competitor and will enhance its partnerships with its suppliers and customers."

     Telex is a leader in the design, manufacture and marketing of sophisticated audio, wireless and multimedia communications equipment for commercial, professional and industrial customers. Telex provides high value-added communications products designed to meet the specific needs of customers in commercial, professional and industrial markets, and, to a lesser extent, in the retail consumer electronics market.

FORWARD-LOOKING STATEMENTS

     Certain of the statements in this press release which are not historical, including Telex's expectations, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ materially from those projected. Risk factors that could cause actual results to differ materially from current expectations include the occurrence of an unanticipated materially adverse change.

     These forward-looking statements should be read in conjunction with the Consent Solicitation Statement and Exchange Offering Memorandum and the related Consent and Letter of Transmittal which contain information which more fully describes additional factors that could cause actual results to differ materially from those projected in any forward-looking statements.

     Contact: Telex Communications, Inc., Burnsville
              Richard J. Pearson, 952/736-4240





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